EXHIBIT 1

JOINT FILING AGREEMENT

     Be it known that the undersigned, Charles Fust Family Limited Partnership, an Indiana limited partnership, New Wahoo, Inc., a Florida corporation, and Charles A. Fust, an individual, hereby agree to file jointly a Schedule 13D, and any amendments thereto, reporting beneficial ownership of SinoFresh HealthCare, Inc., a Florida corporation.

     Dated: April 13, 2004.

CHARLES FUST FAMILY LIMITED PARTNERSHIP
By:	New Wahoo, Inc., General Partner
By: /s/ Charles A. Fust
Charles A. Fust, President
NEW WAHOO, INC
By:	/s/ Charles A. Fust Charles A. Fust, President
/s/ Charles A. Fust Charles A. Fust, Individually